VERTEX ENERGY, INC. S-3

Exhibit 23.2

May 6, 2020

Vertex Energy, Inc.

1331 Gemini Street, Suite 250

Houston, Texas 77058

Re:	Form S-3 Resale Registration Statement Vertex Energy, Inc.

Ladies and Gentlemen:

We have acted as counsel to Vertex Energy, Inc., a Nevada corporation (the “Company”), in connection with the filing, with the Securities and Exchange Commission (the “Commission”), by the Company, on May 6, 2020, of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders identified in the prospectus constituting a part of the Registration Statement of up to 5,900,000 shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), including

(1)       up to 1,100,000 shares of Common Stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B Preferred Stock (“Future Series B Dividend Preferred Shares”); or (b) issuable upon conversion of additional shares of Series B Preferred Stock issued in-kind (which will convert into Common Stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B Preferred Stock which are currently outstanding; and (ii) the Future Series B Dividend Preferred Shares, which we refer to collectively, as the “Series B Common Shares”;

(2)       up to 1,800,000 shares of Common Stock (a) issuable directly in lieu of dividends payable in cash, on shares of Series B1 Preferred Stock which (i) are currently outstanding and (ii) which may be issued in the future in lieu of dividends payable in cash on shares of Series B1 Preferred Stock (“Future Series B1 Dividend Preferred Shares”); or (b) issuable upon conversion of additional shares of Series B1 Preferred Stock issued in-kind (which will convert into Common Stock on a one-for-one basis (subject to adjustments for stock splits and recapitalizations)) in the future, in lieu of dividends payable in cash, on (i) shares of Series B1 Preferred Stock which are currently outstanding; and (ii) the Future Series B1 Dividend Preferred Shares, which we refer to collectively, as the “Series B1 Common Shares”;

(3)       1,500,000 outstanding shares of Common Stock issued pursuant to the terms of a July 25, 2019 Subscription Agreement (the “Outstanding Shares” and the “Subscription Agreement”); and

(4)       up to 1,500,000 shares of Common Stock issuable upon exercise of warrants to purchase 1,500,000 shares of the Company’s Common Stock (the “Warrants”), which we refer to as the “Warrant Shares”, which were sold pursuant to the Subscription Agreement, which Warrants have an exercise price of $2.25 per share, each as described in greater detail in the Registration Statement to which this opinion has been filed as an exhibit. The Series B Common Shares, Series B1 Common Shares, Outstanding Shares and Warrant Shares are collectively referred to herein as the “Shares”.

The Loev Law Firm PC

May 6, 2020

This opinion is being furnished in accordance with the requirements of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Company’s Articles of Incorporation, as amended to date; (ii) the Company’s Bylaws, as amended; (iii) the Registration Statement and the exhibits thereto; (iv) certain resolutions adopted by the Board of Directors of the Company; (v) the Amended and Restated Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016 (the “Series B Designation”), (vi) the June 19, 2015 Unit Purchase Agreement entered into with certain institutional investors; (vii) the Certificate of Designation of Vertex Energy, Inc. Establishing the Designation, Preferences, Limitations and Relative Rights of Its Series B1 Preferred Stock, filed with the Secretary of State of Nevada on May 12, 2016 (the “Series B1 Designation”), (viii) the May 10, 2016 Unit Purchase Agreement entered into with certain accredited investors, pursuant to which the Company sold to the investors an aggregate of 12,403,683 units, each consisting of (A) one share of Series B1 Preferred Stock and (B) 1/4th of one Warrant; (ix) the Subscription Agreement; (x) the agreement evidencing the Warrants (the “Warrant Agreement”); (xi) the minutes and applicable agreements relating to the sale, issuance and grant, of the Shares; and (xii) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion expressed below.

 As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deemed reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company, including the Registration Statement and, to the extent that we deemed such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (1) all corporate records furnished to us by the Company are accurate and complete; (2) the Registration Statement to be filed by the Company with the Commission will be identical to the form of the document that we have reviewed; (3) all statements as to factual matters that are contained in the Registration Statement (including the exhibits to the Registration Statement) are accurate and complete; and (4) in connection with each issuance of any Shares (other than the Outstanding Shares), the Company will duly execute and deliver a stock certificate evidencing the Shares or, with respect to any Shares issued on an uncertificated basis, the Company will comply with applicable laws regarding the documentation of uncertificated securities.

We have also assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete.

The Loev Law Firm PC

May 6, 2020

Based upon the foregoing, and subject to the qualifications, assumptions and limitations, and exceptions set forth stated herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (1) upon issuance of (a) the Series B Common Shares, when (A) issued in lieu of dividends payable in cash on outstanding Series B Preferred Stock and Future Series B Dividend Preferred Shares, in accordance with and pursuant to the terms and conditions of the Series B Designation; or (B) issuable upon conversion of Series B Preferred Stock shares, in accordance with and pursuant to the terms and conditions of the Series B Designation, will be validly issued, fully paid and non-assessable; (2) upon issuance of (a) the Series B1 Common Shares, when (A) issued in lieu of dividends payable in cash on outstanding Series B1 Preferred Stock and Future Series B1 Dividend Preferred Shares, in accordance with and pursuant to the terms and conditions of the Series B1 Designation; or (B) issuable upon conversion of Series B1 Preferred Stock shares, in accordance with and pursuant to the terms and conditions of the Series B1 Designation, will be validly issued, fully paid and non-assessable; (3) the Outstanding Shares are validly issued, fully paid and non-assessable; and (4) the Warrant Shares, when issued upon exercise of the Warrants, and pursuant to the terms of the Warrant Agreement, upon payment of the aggregate exercise price provided for in such Warrant Agreement and duly exercised as provided therein, will be validly issued, fully-paid and non-assessable.

This opinion is expressly limited in scope to the Shares enumerated herein which are to be expressly covered by the referenced Registration Statement. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated above with respect to the Shares.

We express no opinion as to the laws of any state or jurisdiction other than the laws governing corporations of the State of Nevada (including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting such laws and such Constitution) and the federal laws of the United States of America. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We have made such examination of Nevada law as we have deemed relevant for purposes of this opinion. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of, obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and (iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding our firm and use of our name under the heading “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ The Loev Law Firm, PC
The Loev Law Firm, PC